Exhibit 99.1

Actuant Reports Fourth Quarter and Full Year Fiscal 2014 Results; Provides 2015 Guidance; New Share Repurchase Program Announced

MILWAUKEE--(BUSINESS WIRE)--October 2, 2014--Actuant Corporation (NYSE: ATU) today announced results for its fourth quarter and fiscal year ended August 31, 2014.

Highlights

  Fourth quarter sales growth of 8% with acquisitions, net of divestitures, adding 7%, foreign currency translation of 2% and a core sales decline of 1%. Continued growth in Energy and Engineered Solutions, with difficult comparisons in Industrial.
  Diluted earnings per share from continuing operations (“EPS”) were $0.51 (excluding RV divestiture gain and offsetting restructuring expense), 11% above the prior year’s $0.46 (excluding a prior year income tax gain). See attached reconciliation of earnings.
  Repurchased three million shares of common stock for approximately $100 million in the quarter, and an additional 1.8 million shares since fiscal year end. Actuant’s Board of Directors approved a new seven million share buy-back program this week.
  Completed previously announced sale of the RV business for approximately $35 million; recognized a $13.5 million pre-tax gain ($2.8 million after tax) in the fourth quarter.
  Introduced fiscal 2015 sales and EPS guidance of $1.425-1.475 billion and $2.05-2.15, respectively.

Mark E. Goldstein, Chief Executive Officer of Actuant, commented, “Results for the fourth quarter were largely in line with our guidance. Our overall financial performance continues to reflect markets and economies around the world that are challenged to find consistent growth. During the quarter, we recognized a gain on the sale of our RV business, the last of several portfolio streamlining actions taken during the year. In addition, we accelerated into the quarter certain restructuring actions initially anticipated to occur in fiscal 2015, and therefore were not included in fourth quarter guidance. We have taken actions to improve long-term margins, yet our results continue to be impacted by unfavorable segment mix, uneven demand, and challenging production line moves. We continue to focus on building shareholder value including investing in Growth and Innovation (G+I), executing on cost reduction activities and repurchasing outstanding shares.”

Consolidated Results

Continuing Operations

Consolidated sales for the fourth quarter were $354 million, 8% higher than the $327 million in the comparable prior year quarter. Core sales declined 1% while acquisitions, net of divestitures, added 7% and foreign currency translation contributed 2% to total sales growth. Fiscal 2014 fourth quarter net earnings and EPS from continuing operations were $35.6 million, or $0.51 per share, compared to $45.1 million and $0.60 per share in the comparable prior year quarter. Fourth quarter fiscal 2014 results included a gain on the RV divestiture, as well as accelerated restructuring charges, which on an after-tax basis largely offset one another. Excluding a non-recurring, non-cash tax gain of $10.6 million, or $0.14 per diluted share, fourth quarter fiscal 2013 EPS from continuing operations was $0.46.

Sales for the year ended August 31, 2014 were $1.400 billion, 9% higher than the $1.280 billion in the prior year. Excluding the net 5% acquisition less divestiture impact, and 1% foreign currency translation benefit, year-to-date core sales increased 3%. Earnings and EPS from continuing operations for the twelve months ended August 31, 2014 were $141.5 million, or $1.95 per diluted share, compared to $147.6 million, or $1.98 per diluted share for the comparable prior year period. Excluding the previously mentioned favorable tax adjustment, fiscal 2013 EPS from continuing operations was $1.84.

Commenting on the full year results, Goldstein stated, “Our performance in fiscal 2014 was impacted by weak global economic conditions, however, we are successfully positioning the company for future scalable and profitable growth. Highlights of the year include portfolio simplification through business unit and product line divestitures, restructuring activities, G+I successes, robust capital deployment, and leadership changes. We also generated free cash flow to net earnings conversion in excess of 100% for the 14th consecutive year. This allowed us to deploy over $30 million in acquisitions and $284 million in share repurchases, yet maintain year-end net debt to EBITDA leverage of just 1.1X. In summary, despite lackluster economic conditions, Actuant’s employees strengthened the Company and I am appreciative of their customer focus and hard work.”

Discontinued Operations

The Company completed the sale of the Electrical segment on December 13, 2013, and therefore financial results for periods prior thereto are reported in the discontinued operations section of the statement of earnings. Fiscal 2014 earnings from discontinued operations also include the net gain on the divestiture.

New Seven Million Share Repurchase Authorization

The Company also announced that its Board of Directors approved a new seven million share repurchase program earlier this week. Approximately $100 million of cash was deployed on the purchase of approximately three million shares of stock in the fourth quarter. In addition, approximately $60 million was deployed on 1.8 million shares since fiscal year end, resulting in no shares remaining under the previous March 2014 seven million share authorization.

Business Divestiture

On June 13, 2014, the Company sold its RV business to Drew Industries for approximately $35 million. The business, reported within the Engineered Solutions segment, had annual revenues of approximately $30 million. Included in the fourth quarter and fiscal 2014 income statement is a $13.5 million pre-tax gain on the divestiture in operating profit, and approximately $10.7 million of income taxes netting to an after-tax gain of $2.8 million or approximately $0.04 per share.

Segment Results

Industrial Segment
(US $ in millions)

	Three Months Ended August 31,		Year Ended August 31,
	2014	2013	2014	2013
Sales	$111.9	$111.2	$413.9	$422.6
Operating Profit	$32.8	$31.9	$120.2	$117.6
Operating Profit %	29.3%	28.7%	29.1%	27.8%

Fourth quarter fiscal 2014 Industrial segment sales were $112 million, 1% higher than the prior year. Excluding a 7% benefit from the acquisition of Hayes Industries and 1% from foreign currency translation, core sales declined 7%. Global Integrated Solutions sales were significantly lower than the prior year’s record levels, with the fourth quarter representing the most difficult comparison of the fiscal year. Quarterly demand for Enerpac’s industrial tool product line was flat with the prior year as growth in Europe and AsiaPac offset soft activity in North America and China. Demand by end market remains uneven. Despite lower sales, fourth quarter operating profit margin expanded 60 basis points year-over-year due to favorable sales mix and tight cost control.

Energy Segment
(US $ in millions)

	Three Months Ended August 31,		Year Ended August 31,
	2014	2013	2014	2013
Sales	$123.2	$92.7	$462.4	$363.4
Operating Profit	$18.0	$18.5	$56.4	$63.3
Operating Profit %	14.7%	19.9%	12.2%	17.4%

Fiscal 2014 fourth quarter Energy segment sales increased 33% year-over-year to $123 million. Excluding the 23% benefit from the Viking acquisition and 5% from foreign currency translation, core sales increased 5% on a year-over-year basis. Cortland’s sales growth reflected continued robust demand in its oil & gas umbilical and synthetic rope product lines while Hydratight experienced higher maintenance activity, most notably in the Americas. The fourth quarter was Viking’s strongest of the year, with robust growth in the Asia Pacific region more than offsetting modestly weaker demand in the North Sea. Energy segment operating profit margins declined year-over-year due primarily to acquisition, sales and product line mix.

Engineered Solutions Segment
(US $ in millions)

	Three Months Ended August 31,		Year Ended August 31,
	2014	2013	2014	2013
Sales	$119.3	$123.4	$523.6	$493.7
Operating Profit	$19.1	$11.7	$55.4	$40.3
Adjusted Operating Profit (1)	$5.6	$11.7	$41.9	$40.3
Adjusted Operating Profit % (1)	4.7%	9.5%	8.0%	8.2%

(1) Fourth quarter and full year 2014 excludes the pre-tax $13.5 million gain on the sale of the RV business and includes accelerated restructuring costs of $2.6 million.

Engineered Solutions segment sales for the fiscal 2014 fourth quarter of $119 million were 3% below the prior year. Excluding the 5% headwind from the RV divestiture and 1% foreign currency translation benefit, fourth quarter core sales increased 1%. Sales benefited from higher heavy-duty truck demand in Europe and China. Agriculture sales also grew year-over-year but are moderating, in part due to new product launch comparisons that have anniversaried. Off-highway market demand, most notably in mining and defense, as well as automotive convertible top volumes, declined year-over-year. Adjusted fourth quarter operating profit margins declined year-over-year due primarily to restructuring provisions, learning curves at facilities impacted by current year production line shifts, as well as lower production levels in certain product lines.

Corporate and Income Taxes

Corporate expenses for the fourth quarter of fiscal 2014 were $8.2 million, $1.0 million lower than the comparable prior year period due to lower acquisition-related expenses, partially offset by higher employee benefit costs. The Company’s effective income tax rate for the quarter, excluding the $10.7 million tax on the RV divestiture gain, was approximately 20%, a reduction from the prior year’s adjusted rate.

Financial Position

The Company deployed $100 million of cash during the quarter to repurchase approximately three million shares of common stock. In June, Actuant received gross proceeds of approximately $35 million from the divestiture of the RV business. These items, along with the strong fourth quarter free cash flow, resulted in only a $20 million increase in net debt in the quarter to $281 million (total debt of $390 million less $109 million of cash). At August 31, 2014, the Company had a net debt to EBITDA leverage ratio of 1.1X, and nearly $600 million in revolver availability.

Outlook

Goldstein continued, “Actuant’s fiscal 2015 outlook reflects ongoing market uncertainties and uneven customer demand trends. While certain end markets are experiencing strong demand including energy, others such as off-highway, mining and defense remain challenged. We are currently expecting fiscal 2015 core sales growth of 3-5%. Assuming a modest headwind from the stronger US dollar, we expect total sales of $1.425-1.475 billion. EPS is expected to be in the range of $2.05-2.15 in fiscal 2015, which takes into account several items in addition to core growth including cost savings from prior year actions, additional restructuring initiatives, a lower outstanding share count and a higher effective income tax rate. Finally, we expect full year free cash flow to be in the range of $160-170 million. Shares outstanding are expected to average 66-67 million. As always, our outlook does not take into account any future acquisitions or share repurchases, including the newly approved seven million share authorization.

“We anticipate first quarter fiscal 2015 sales in the $335-345 million range and EPS of $0.40-0.45. The first quarter represents the toughest comparable of the year reflecting the impact of last year’s European truck pre-buy, a significantly higher effective income tax rate, and unfavorable foreign currency translation.

Goldstein concluded, “We remain focused on driving a scalable business model, investing in our best G+I ideas, and maintaining our flexibility and discipline around capital allocation. With our strong balance sheet and cash flow, and the ability to deploy capital in both acquisitions and share repurchases that are not reflected in our guidance, we believe fiscal 2015 will be a good year for Actuant.”

Conference Call Information

An investor conference call is scheduled for 10 am CT today, October 2, 2014. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

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Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	August 31,	August 31,
	2014	2013

ASSETS
Current assets
Cash and cash equivalents	$109,012	$103,986
Accounts receivable, net	227,008	219,075
Inventories, net	162,620	142,549
Deferred income taxes	11,050	18,796
Other current assets	33,300	28,228
Assets of discontinued operations	-	272,606
Total current assets	542,990	785,240

Property, plant and equipment, net	169,101	201,496
Goodwill	742,770	734,952
Other intangible assets, net	365,177	376,692
Other long-term assets	36,841	20,952

Total assets	$1,856,879	$2,119,332

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$145,798	$154,049
Accrued compensation and benefits	52,964	43,800
Current maturities of debt	4,500	-
Income taxes payable	38,347	14,014
Other current liabilities	57,512	56,899
Liabilities of discontinued operations	-	53,080
Total current liabilities	299,121	321,842

Long-term debt	385,500	515,000
Deferred income taxes	96,970	115,865
Pension and postretirement benefit accruals	15,699	20,698
Other long-term liabilities	57,878	65,660

Shareholders' equity
Capital stock	15,695	15,399
Additional paid-in capital	93,449	49,758
Treasury stock	(388,627)	(104,915)
Retained earnings	1,349,602	1,188,685
Accumulated other comprehensive loss	(68,408)	(68,660)
Stock held in trust	(4,083)	(3,124)
Deferred compensation liability	4,083	3,124
Total shareholders' equity	1,001,711	1,080,267

Total liabilities and shareholders' equity	$1,856,879	$2,119,332

Actuant Corporation
Condensed Consolidated Statements of Earnings
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2014	2013	2014	2013

Net sales	$354,349	$327,260	$1,399,862	$1,279,742
Cost of products sold	212,253	197,760	852,990	772,792
Gross profit	142,096	129,500	546,872	506,950

Selling, administrative and engineering expenses	87,438	71,345	332,093	293,866
Gain on product line divestiture	(13,495)	-	(13,495)	-
Amortization of intangible assets	6,453	5,397	25,166	22,939
Operating profit	61,700	52,758	203,108	190,145

Financing costs, net	6,101	6,026	25,045	24,837
Other expense, net	950	841	4,037	2,359
Earnings from continuing operations before income tax expense	54,649	45,891	174,026	162,949

Income tax expense	19,062	776	32,573	15,372
Earnings from continuing operations	35,587	45,115	141,453	147,577
Earnings (loss) from discontinued operations, net of income taxes	-	13,138	22,120	(117,529)
Net earnings	$35,587	$58,253	$163,573	$30,048

Earnings from continuing operations per share
Basic	$0.52	$0.62	$1.99	$2.02
Diluted	0.51	0.60	1.95	1.98

Earnings per share
Basic	$0.52	$0.80	$2.31	$0.41
Diluted	0.51	0.78	2.26	0.40

Weighted average common shares outstanding
Basic	68,025	73,048	70,942	72,979
Diluted	69,391	74,845	72,486	74,580

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA FROM CONTINUING OPERATIONS
(Dollars in thousands)

	FISCAL 2013					FISCAL 2014
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$101,122	$98,999	$111,308	$111,191	$422,620	$98,641	$93,571	$109,809	$111,880	$413,901
ENERGY SEGMENT	90,769	80,794	99,158	92,651	363,372	107,925	106,031	125,231	123,181	462,368
ENGINEERED SOLUTIONS SEGMENT	115,918	120,675	133,739	123,418	493,750	132,990	128,168	143,147	119,288	523,593
TOTAL	$307,809	$300,468	$344,205	$327,260	$1,279,742	$339,556	$327,770	$378,187	$354,349	$1,399,862

% SALES GROWTH
INDUSTRIAL SEGMENT	1%	1%	1%	1%	1%	-2%	-5%	-1%	1%	-2%
ENERGY SEGMENT	13%	2%	3%	-1%	4%	19%	31%	26%	33%	27%
ENGINEERED SOLUTIONS SEGMENT	-10%	-2%	-2%	4%	-3%	15%	6%	7%	-3%	6%
TOTAL	-1%	0%	0%	2%	0%	10%	9%	10%	8%	9%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$27,006	$26,350	$32,426	$31,862	$117,644	$26,897	$26,477	$34,123	$32,752	$120,249
ENERGY SEGMENT	15,387	9,677	19,736	18,480	63,280	8,923	9,504	19,936	18,049	56,412
ENGINEERED SOLUTIONS SEGMENT	7,625	8,275	12,754	11,674	40,328	13,190	9,548	13,560	5,638	41,936
CORPORATE / GENERAL	(6,544)	(7,431)	(7,874)	(9,258)	(31,107)	(5,363)	(6,548)	(8,839)	(8,234)	(28,984)
TOTAL - EXCLUDING GAIN ON PRODUCT LINE DIVESTITURE	$43,474	$36,871	$57,042	$52,758	$190,145	$43,647	$38,981	$58,780	$48,205	$189,613
GAIN ON PRODUCT LINE DIVESTITURE	-	-	-	-	-	-	-	-	13,495	13,495
TOTAL	$43,474	$36,871	$57,042	$52,758	$190,145	$43,647	$38,981	$58,780	$61,700	$203,108

OPERATING PROFIT %
INDUSTRIAL SEGMENT	26.7%	26.6%	29.1%	28.7%	27.8%	27.3%	28.3%	31.1%	29.3%	29.1%
ENERGY SEGMENT	17.0%	12.0%	19.9%	19.9%	17.4%	8.3%	9.0%	15.9%	14.7%	12.2%
ENGINEERED SOLUTIONS SEGMENT	6.6%	6.9%	9.5%	9.5%	8.2%	9.9%	7.4%	9.5%	4.7%	8.0%
TOTAL (INCLUDING CORPORATE) - EXCLUDING GAIN ON PRODUCT LINE DIVESTITURE	14.1%	12.3%	16.6%	16.1%	14.9%	12.9%	11.9%	15.5%	13.6%	13.5%

EBITDA
INDUSTRIAL SEGMENT	$29,033	$28,471	$34,374	$33,742	$125,620	$28,657	$27,907	$35,426	$35,017	$127,007
ENERGY SEGMENT	19,694	14,278	23,977	22,185	80,134	17,923	18,130	27,898	24,809	88,760
ENGINEERED SOLUTIONS SEGMENT	12,047	12,611	16,700	15,659	57,017	17,365	13,581	18,464	9,046	58,456
CORPORATE / GENERAL	(6,195)	(6,582)	(7,556)	(8,556)	(28,889)	(5,235)	(6,202)	(8,659)	(7,916)	(28,012)
TOTAL - EXCLUDING GAIN ON PRODUCT LINE DIVESTITURE	$54,579	$48,778	$67,495	$63,030	$233,882	$58,710	$53,416	$73,129	$60,956	$246,211
GAIN ON PRODUCT LINE DIVESTITURE	-	-	-	-	-	-	-	-	13,495	13,495
TOTAL	$54,579	$48,778	$67,495	$63,030	$233,882	$58,710	$53,416	$73,129	$74,451	$259,706

EBITDA %
INDUSTRIAL SEGMENT	28.7%	28.8%	30.9%	30.3%	29.7%	29.1%	29.8%	32.3%	31.3%	30.7%
ENERGY SEGMENT	21.7%	17.7%	24.2%	23.9%	22.1%	16.6%	17.1%	22.3%	20.1%	19.2%
ENGINEERED SOLUTIONS SEGMENT	10.4%	10.5%	12.5%	12.7%	11.5%	13.1%	10.6%	12.9%	7.6%	11.2%
TOTAL (INCLUDING CORPORATE) - EXCLUDING GAIN ON PRODUCT LINE DIVESTITURE	17.7%	16.2%	19.6%	19.3%	18.3%	17.3%	16.3%	19.3%	17.2%	17.6%

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2014	2013	2014	2013

Operating Activities
Net earnings	$35,587	$58,253	$163,573	$30,048
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	13,701	11,112	60,635	53,902
Net gain on disposal of businesses	(2,813)	-	(29,152)	-
Stock-based compensation expense	3,109	2,933	17,115	13,440
Provision (benefit) for deferred income taxes	4,272	(13,716)	(7,273)	(44,265)
Impairment charge	-	(11,235)	-	158,817
Amortization of debt discount and debt issuance costs	423	452	1,829	1,940
Other non-cash adjustments	178	157	(168)	328
Changes in components of working capital and other:
Accounts receivable	27,607	14,108	1,336	(10,925)
Inventories	3,761	6,388	(21,915)	13,714
Prepaid expenses and other assets	5,618	10	4,276	(4,603)
Trade accounts payable	(21,296)	(1,750)	(19,832)	(9,279)
Income taxes payable	(12,881)	6,132	(38,820)	594
Accrued compensation and benefits	3,226	(1,427)	11,779	(14,256)
Other accrued liabilities	(8,444)	6,102	(18,149)	4,334
Net cash provided by operating activities	52,048	77,519	125,234	193,789

Investing Activities
Proceeds from sale of property, plant and equipment	238	304	44,274	1,621
Proceeds from sale of businesses, net of transaction costs	36,817	-	289,590	4,854
Capital expenditures	(8,018)	(4,773)	(41,857)	(23,668)
Business acquisitions, net of cash acquired	-	(235,406)	(30,500)	(235,489)
Net cash provided by (used in) investing activities	29,037	(239,875)	261,507	(252,682)

Financing Activities
Net borrowings (repayments) on revolving credit facilities and other debt	-	125,000	(125,000)	125,000
Principal repayments on term loan	-	(2,500)	-	(7,500)
Purchase of treasury shares	(100,560)	(28,162)	(283,712)	(41,832)
Payment of contingent acquisition consideration	-	(1,826)	(1,585)	(5,378)
Debt issuance costs	-	(2,035)	-	(2,035)
Stock option exercises and related tax benefits	2,375	14,556	32,224	33,261
Cash dividend	-	-	(2,919)	(2,911)
Net cash provided by (used in) financing activities	(98,185)	105,033	(380,992)	98,605

Effect of exchange rate changes on cash	(3,513)	(109)	(723)	(3,910)
Net increase (decrease) in cash and cash equivalents	(20,613)	(57,432)	5,026	35,802
Cash and cash equivalents - beginning of period	129,625	161,418	103,986	68,184
Cash and cash equivalents - end of period	$109,012	$103,986	$109,012	$103,986

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP MEASURE TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

	FISCAL 2013					FISCAL 2014
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
EARNINGS (LOSS) BEFORE SPECIAL ITEMS (1)
NET EARNINGS (LOSS)	$36,343	$28,435	$(92,983)	$58,253	$30,048	$36,037	$41,392	$50,557	$35,587	$163,573
LOSS (EARNINGS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(5,792)	(2,601)	139,060	(13,138)	117,529	(3,032)	(19,088)	-	-	(22,120)
EARNINGS FROM CONTINUING OPERATIONS	30,551	25,834	46,077	45,115	147,577	33,005	22,304	50,557	35,587	141,453
GAIN ON PRODUCT LINE DIVESTITURE, NET OF INCOME TAX	-	-	-	-	-	-	-	-	(2,813)	(2,813)
INCOME TAX ADJUSTMENTS	-	-	-	(10,596)	(10,596)	-	-	-	-	-
TOTAL	$30,551	$25,834	$46,077	$34,519	$136,981	$33,005	$22,304	$50,557	$32,774	$138,640

DILUTED EARNINGS (LOSS) PER SHARE, BEFORE
SPECIAL ITEMS (1)
NET EARNINGS (LOSS)	$0.49	$0.38	$(1.24)	$0.78	$0.40	$0.48	$0.56	$0.70	$0.51	$2.26
LOSS (EARNINGS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(0.08)	(0.03)	1.86	(0.18)	1.58	(0.04)	(0.26)	-	-	(0.31)
EARNINGS FROM CONTINUING OPERATIONS	0.41	0.35	0.62	0.60	1.98	0.44	0.30	0.70	0.51	1.95
GAIN ON PRODUCT LINE DIVESTITURE, NET OF INCOME TAX	-	-	-	-	-	-	-	-	(0.04)	(0.04)
INCOME TAX ADJUSTMENT	-	-	-	(0.14)	(0.14)	-	-	-	-	-
TOTAL	$0.41	$0.35	$0.62	$0.46	$1.84	$0.44	$0.30	$0.70	$0.47	$1.91

EBITDA (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$36,343	$28,435	$(92,983)	$58,253	$30,048	$36,037	$41,392	$50,557	$35,587	$163,573
LOSS (EARNINGS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(5,792)	(2,601)	139,060	(13,138)	117,529	(3,032)	(19,088)	-	-	(22,120)
EARNINGS FROM CONTINUING OPERATIONS	30,551	25,834	46,077	45,115	147,577	33,005	22,304	50,557	35,587	141,453
FINANCING COSTS, NET	6,322	6,260	6,229	6,026	24,837	6,750	6,262	5,932	6,101	25,045
INCOME TAX EXPENSE	5,957	4,814	3,825	776	15,372	2,751	9,089	1,671	19,062	32,573
DEPRECIATION & AMORTIZATION	11,749	11,870	11,364	11,113	46,096	16,204	15,761	14,969	13,701	60,635
EBITDA - EXCLUDING DISCONTINUED OPERATIONS (NON-GAAP MEASURE)	$54,579	$48,778	$67,495	$63,030	$233,882	$58,710	$53,416	$73,129	$74,451	$259,706
GAIN ON PRODUCT LINE DIVESTITURE	-	-	-	-	-	-	-	-	(13,495)	(13,495)
EBITDA - EXCLUDING GAIN ON PRODUCT LINE DIVESTITURE (NON-GAAP MEASURE)	$54,579	$48,778	$67,495	$63,030	$233,882	$58,710	$53,416	$73,129	$60,956	$246,211

FOOTNOTES

NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)	Earnings (loss) and diluted earnings (loss) per share, excluding special items (income tax adjustments, discontinued operations, and gain on product line divestiture), represent net earnings (loss) and diluted earnings (loss) per share per the Condensed Consolidated Statements of Earnings net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net earnings (loss) or diluted earnings (loss) per share as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components may not equal due to rounding.

(2)	EBITDA represents net earnings (loss) before financing costs, net, income tax expense, discontinued operations and depreciation & amortization. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the Company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Actuant has presented EBITDA because it regularly reviews this as a measure of the Company's ability to incur and service debt. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

CONTACT:
Actuant Corporation
Karen Bauer
Communications & Investor Relations Leader
262-293-1562